Exhibit 21.1

MICROSTRATEGY INCORPORATED

SUBSIDIARIES

Angel.com Incorporated (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Management Corporation (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Italy S.r.l. (Italy)

Strategy.com Incorporated (Delaware)	Microstrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

821,393 LLC (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Limited (United Kingdom)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Poland sp. z o. o. (Poland)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy China Technology Center Ltd. (China)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Software (Shanghai) Co., Ltd. (China)

MicroStrategy Deutschland GmbH (Germany)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy France SARL (France)	MicroStrategy Sweden AB (Sweden)

MicroStrategy Holdings (Hong Kong) Co. Limited (Hong Kong)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Ibérica, S.L.U. (Spain)	Strategy.com International Limited (Bermuda)

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